As filed with the U.S. Securities and Exchange Commission on September 16, 2024

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHEETAH NET SUPPLY CHAIN SERVICE INC.
(Exact name of registrant as specified in its charter)

North Carolina	81-3509120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

(704) 826-7280

(Address of Principal Executive Offices) (Zip Code)

Cheetah Net Supply Chain Service Inc. 2024 Equity Incentive Plan

(Full title of the plan)

Huan Liu

Chief Executive Officer

Cheetah Net Supply Chain Service Inc.

6201 Fairview Road, Suite 225

Charlotte, North Carolina, 28210

(Name and address of agent for service)

(704) 826-7280

(Telephone number, including area code, of agent for service)

Copies to:

Ying Li, Esq.

Guillaume de Sampigny, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212- 530-2206

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Cheetah Net Supply Chain Service Inc. (the “Company”) to register 2,500,000 shares of Class A common stock, par value $0.0001 per share, that may be issued under the Company’s 2024 Equity Incentive Plan (the “Plan”).

This Registration Statement also includes a reoffer prospectus that may be used for the offer and sale of “control securities,” as such term is defined in General Instruction C to Form S-8, which have been or will be acquired pursuant to the Plan by officers and directors of the Company who may be deemed to be “affiliates” of the Company, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The reoffer prospectus contained herein has been prepared in accordance with the requirements of General Instruction C of Form S-8 and Part I of Form S-3.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Plan as specified by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act and will include the address and telephone number to which the request is to be directed.

Reoffer Prospectus

1,050,000 Shares of Class A Common Stock

Cheetah Net Supply Chain Service Inc.

This reoffer prospectus relates to 1,050,000 shares of Class A common stock, par value $0.0001 per share, of Cheetah Net Supply Chain Service Inc. (the “Company”), that may be reoffered or resold, from time to time, by certain selling stockholders (the “Selling Stockholders”) described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act, and that have been acquired, or will be acquired, under the Company’s 2024 Equity Incentive Plan (the “Plan”), which was adopted effective July 2, 2024.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Class A common stock on any stock exchange, market, or trading facility on which the shares of Class A common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the shares of Class A common stock by the Selling Stockholders.

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “CTNT.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this reoffer prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

As of the date of this reoffer prospectus, our Chief Executive Officer and controlling stockholder, Mr. Huan Li, beneficially own approximately 80.16% of the aggregate voting power of our issued and outstanding shares of Class A and Class B common stock and is able to determine all matters requiring approval by our stockholders. As such, we are deemed to be a “controlled company” under Nasdaq Listing Rule 5615(c). However, even if we are deemed as a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus dated September 16, 2024

Neither we nor the Selling Stockholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations, and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update, or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

v

For investors outside the United States: we have not, and the Selling Stockholders have not, taken any action that would permit this offering or possession or distribution of this reoffer prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this reoffer prospectus outside the United States.

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this reoffer prospectus to:

•	“2023 Annual Report” are to our annual report on Form 10-K (File No. 001-41761), filed with the SEC on March 18, 2024;

•	“Cheetah Net” are to Cheetah Net Supply Chain Service Inc., a corporation that was incorporated under the laws of the State of North Carolina;

•	“customs clearance” are to the act of obtaining permission to export or import merchandise from one country into another;

•	“IPO” are to the initial public offering of the Company;

•	“June 2024 Quarterly Report” are to our quarterly report on Form 10-Q (File No. 001-41761), filed with the SEC on August 13, 2024;

•	“March 2024 Quarterly Report” are to our quarterly report on Form 10-Q (File No. 001-41761), filed with the SEC on May 13, 2024;

•	“parallel-import vehicles” are to vehicles purchased by dealers directly from overseas markets and imported into the PRC for sale through channels other than manufacturers’ official distribution systems;

•	“PRC” or “China” are to the People’s Republic of China;

•	“U.S. dollars,” “USD,” “$,” and “dollars” are to the legal currency of the United States; and

•	“we,” “us,” “our,” “our Company,” or the “Company” are to Cheetah Net and its subsidiaries, as the case may be.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and our SEC filings that are incorporated by reference into this reoffer prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this reoffer prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this reoffer prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this reoffer prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

Business Overview

Our Company

We are a provider of logistics and warehousing services, historically in connection with the sale of parallel-import vehicles sourced in the U.S. to be sold in the PRC market, and more recently for the transportation of other goods between the U.S. and the PRC. We began our operations in 2016 exclusively as a parallel-import vehicle dealer for luxury brand automobiles but have now focused on facilitating non-vehicle trade in view of the continued weakness for imported automobiles in the PRC.

From 2016 to the first half of 2022, we experienced significant growth in sales volume, revenue, and gross profit due to our core strengths and a favorable economic climate. Since the second half of 2022, our financial results have been impacted by the COVID-19 pandemic and the weak economic conditions in the PRC. Our financial results during 2023 and the first half of 2024 have been significantly impacted by these conditions. We sold 303 and 463 vehicles during the years ended December 31, 2023 and 2022, respectively, generating total revenue of $38.3 million and $55.2 million in these periods, representing a decrease of 30.5% from 2022 to 2023. We earned net income of $0.1 million for the year ended December 31, 2023, compared with net income of $0.8 million for the year ended December 31, 2022. Our net income for the year ended December 31, 2022 included approximately $1.3 million of subsidy income from a business recovery grant program. Sales to the PRC market represent a significant part of our revenue. During the years ended December 31, 2023 and 2022, sales to the PRC market accounted for approximately 78.7% and 93.1% of our revenue, respectively. Our unit sales during the first half of 2024 fell to 14 vehicles, a 92.0% decrease from the first half of 2023. See “Risk Factors—Operational Risks—Sales to the PRC market represented approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel import vehicles for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition.” We reported $1.8 million in revenue during the first half of 2024 and a net loss of $1.2 million.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards electric vehicles (“EVs”), mainly those produced domestically by PRC manufacturers. Luxury import brand dealers have responded to these threats by discounting the sale price of their vehicles, which has lately prevented us from generating a profit from the sale of parallel import vehicles. These adverse market conditions have continued in the third quarter of 2024 and we are unable to predict the point at which a positive spread between the price of vehicles sourced from brand manufacturers’ official distribution systems compared with those sourced via the parallel-import market will return.

To diversify our revenue and further leverage our in-depth expertise in the parallel-import vehicle industry, in February 2024, we successfully completed the acquisition of Edward Transit Express Group Inc. (“Edward”) and started providing our own logistics and warehousing services. For the six months ended June 30, 2024, we generated revenue of approximately $0.2 million from logistics and warehousing services, representing approximately 9.5% of our total revenue for the period.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

●	a visionary and experienced management team with strong financial and operational expertise;

●	in-depth industry experience and strong overseas procurement capabilities supported by knowledgeable management, our team marketing logistics and warehousing services, and professional purchasing agents of parallel-vehicle services; and

●	the ability to scale operation through a systematic approach to international services and procurement, which drive better pricing for customers.

Growth Strategies

We intend to develop our business and strengthen our brand loyalty by implementing the following strategies:

●	increase our focus on generating revenue from logistics and warehousing services to support non-vehicle international trade, using our financial service capabilities as a lead-in to grow our customer base; and

●	launch additional logistics and warehousing services and pursue additional strategic and financially attractive acquisitions.

Our Corporate Structure

As of the date of this reoffer prospectus, Cheetah Net holds 100% of the equity interests in the following entities:

•	(i) Allen-Boy International LLC, a limited liability company organized on August 31, 2016 under the laws of the State of Delaware;

•	(ii) Pacific Consulting LLC, a limited liability company organized on January 17, 2019 under the laws of the State of New York;

•	(iii) Entour Solutions LLC, a limited liability company organized on April 8, 2021 under the laws of the State of New York;

•	(iv) Cheetah Net Logistics LLC, a limited liability company organized on October 12, 2022 under the laws of the State of New York; and

•	(v) Edward, a corporation incorporated on July 14, 2010 under the laws of the State of California.

For more details on our corporate history, please refer to “Part I—Item 1. Business—Organizational Structure” in the 2023 Annual Report.

Recent Developments

On July 25, 2024, we entered into a placement agency agreement with FT Global Capital, Inc. in connection with our public offering, on a best efforts basis (the “July 2024 Offering”), of 6,479,663 shares of Class A common stock for a price of $0.23 per share, less certain placement agent fees. On the same day, we entered into a securities purchase agreement with certain institutional investors identified therein. On July 26, 2024, we closed the July 2024 Offering pursuant to the prospectus included in our registration statement on Form S-1, as amended (File No. 333-280743), which was initially filed with the SEC on July 10, 2024, and declared effective by the SEC on July 15, 2024. The July 2024 Offering resulted in gross proceeds to us of approximately $1.5 million, before deducing placement agent fees and other offering expenses.

On July 19, 2024, we entered into a lease agreement with an independent third party, Zina Development, LLC. Pursuant to the lease agreement, we are leasing office space for business operations in Irvine, California, with an area of approximately 15,000 square feet, with a lease term from July 23, 2024 to July 31, 2027, and a monthly base rent ranging from $42,000 to $45,000, adjusted gradually over the lease term. The office is used for general business operations. On June 28, 2024, we announced that we intended to relocate our executive offices from Charlotte, North Carolina to Los Angeles, California. This facility is expected to serve as our new executive office.

On July 2, 2024, our stockholders approved our third amended and restated articles of incorporation, which specify that we are authorized to issue 891,750,000 shares of Class A common stock, par value $0.0001 per share, and 108,250,000 shares of Class B common stock, par value $0.0001 per share. Holders of both classes have the same rights except for voting and conversion rights. In respect of matters requiring a stockholder vote, each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 15 votes per share of Class B common stock. Due to the voting power of Class B common stock, the holders of Class B common stock currently and may continue to have a concentration of voting power, which limits the ability of holders of Class A common stock to influence corporate matters. See “Risk Factors—Trading Risks—The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.” Shares of Class B common stock are convertible into shares of Class A common stock at any time after issuance at the option of the holder on a one-to-one basis. Shares of Class A common stock are not convertible into shares of any other class. Unless the context requires otherwise, all references to the number of shares of Class A and Class B common stock to be outstanding is based on 30,627,992 shares of Class A common stock and 8,250,000 shares of Class B common stock issued and outstanding as of the date of this reoffer prospectus.

On May 23, 2024, we dissolved two wholly-owned subsidiaries, Canaan International LLC, a limited liability company organized on December 5, 2018 under the laws of the State of North Carolina, and Canaan Limousine LLC, a limited liability company organized on February 10, 2021 under the laws of the State of South Carolina.

On May 14, 2024, we entered into a placement agency agreement with AC Sunshine Securities LLC relating to our public offering, on a best efforts basis (the “May 2024 Offering”), of 13,210,000 shares of Class A common stock for a price of $0.62 per share, less certain placement agent fees. On the same day, we entered into a securities purchase agreement with purchasers identified therein. On May 15, 2024, we closed the May 2024 Offering pursuant to the prospectus included in our registration statement on Form S-1, as amended (File No. 333-276300), which was initially filed with the SEC on December 28, 2023, and declared effective by the SEC on April 26, 2024, and a registration statement on Form S-1 (File No. 333-279388) filed on May 13, 2024, pursuant to Rule 462(b) of the Securities Act. The May 2024 Offering resulted in gross proceeds to us of approximately $8.2 million, before deducting placement agent fees and other offering expenses.

Corporate Information

Our current executive offices are located at 6201 Fairview Road, Suite 225, Charlotte, North Carolina, 28210. Our telephone number at our principal executive office is (704) 826-7280. Our corporate website is https://www.cheetah-net.com. The information on our corporate website is not part of, and is not incorporated by reference into, this reoffer prospectus.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this reoffer prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Economic, Political, and Market Risks (for a more detailed discussion, see “Risk Factors—Economic, Political, and Market Risks” beginning on page 8 of this reoffer prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	Our business, financial condition, and results of operations have been and will likely continue to be materially adversely affected by the decreasing prices for vehicles sold in China’s market by luxury car manufacturers (see page 8 of this reoffer prospectus);

•	Changes in consumer demand in the PRC market towards fuel-efficient vehicles and electric vehicles, or a general declining purchasing power of PRC consumers, are adversely affecting our vehicle sales volumes and our results of operations (see page 9 of this reoffer prospectus);

•	The PRC government policies on the purchase and ownership of automobiles and stricter emission standards may further reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects (see page 10 of this reoffer prospectus);

•	We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business (see page 10 of this reoffer prospectus); and

•	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and in the Middle East and the increasingly strained relationship between the U.S. and the PRC. Our business, financial condition and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East or any other geopolitical tensions (see page 11 of this reoffer prospectus).

Operational Risks (for a more detailed discussion, see “Risk Factors—Operational Risks” beginning on page 13 of this reoffer prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	Our business relies on a few customers that each accounts for more than 10% of our total purchases, and interruption in any of their operations may have an adverse effect on our business, financial condition, and results of operations (see page 13 of this reoffer prospectus);

•	We have significantly reduced the number of independent contractors who serve as purchasing agents to acquire automobiles from U.S. dealers, and we may be unable to timely rehire or otherwise obtain a requisite number of such independent contractors should market conditions improve (see page 13 of this reoffer prospectus);

•	We launched our financial services in October 2022 and started providing our logistics and warehousing services in February 2024, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations (see page 14 of this reoffer prospectus);

•	Sales to the PRC market represented approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition (see page 15 of this reoffer prospectus);

•	The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022 (see page 16 of this reoffer prospectus);

•	Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business (see page 17 of this reoffer prospectus);

•	If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page 18 of this reoffer prospectus); and

•	Future acquisitions may have an adverse effect on our ability to manage our business (see page 20 of this reoffer prospectus).

Legal, Regulatory, and Compliance Risks (for a more detailed discussion, see “Risk Factors—Legal, Regulatory, and Compliance Risks” beginning on page 20 of this reoffer prospectus)

Risks and uncertainties related to our business include, but are not limited to, the following:

•	We are subject to automotive, commercial lending, logistics and warehousing, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations (see page 20 of this reoffer prospectus);

•	Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page 21 of this reoffer prospectus);

•	Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page 21 of this reoffer prospectus);

•	We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page 22 of this reoffer prospectus); and

•	As we generate a substantial portion of our revenue from customers doing business in the PRC market, we are subject to significant regulatory risks arising from the legal system in the PRC, which can change quickly with little advance notice (see page 22 of this reoffer prospectus).

Trading Risks (for a more detailed discussion, see “Risk Factors—Trading Risks” beginning on page 23 of this reoffer prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this reoffer prospectus and the trading market, including, but not limited to, the following:

•	If we fail to maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected (see page 24 of this reoffer prospectus);

•	The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders (see page 25 of this reoffer prospectus); and

•	We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors (see page 26 of this reoffer prospectus).

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

During the year ended December 31, 2022, the COVID-19 pandemic had a material impact on our financial positions and operating results. First, the COVID-19 pandemic restricted our purchasing agents in the U.S. from freely purchasing designated automobiles at U.S. automobile dealerships, either because of the short supply of vehicles or because of store closings or limited opening hours due to the pandemic. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, including lockdowns, closures, quarantines, and travel bans, parallel-import vehicle consumers are less willing to spend and their purchasing power has declined. As of the date of this reoffer prospectus, the spread of COVID-19 has been under control, and during the six months ended June 30, 2024 and the year ended December 31, 2023, the COVID-19 pandemic did not have a material impact on our financial positions and operating results. See “Risk Factors—Operational Risks—The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022.”

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information appearing in this reoffer prospectus or incorporated by reference into this reoffer prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Economic, Political, and Market Risks

Our business, financial condition, and results of operations have been and will likely continue to be materially adversely affected by the decreasing prices for vehicles sold in China’s market by luxury car manufacturers.

We purchase automobiles from the U.S. market and resell them to our customers, including both U.S. and PRC parallel-import vehicle dealers. Our success depends, in large part, on a high demand for luxury automobiles from end consumers in the PRC, who prefer parallel-import vehicles when they are cheaper than automobiles of the same brand and model purchased from local distributors authorized by the luxury car manufacturers.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced by PRC manufacturers. Luxury import brand manufacturers have responded to these threats by discounting the sale price of their vehicles, which has resulted in a general inability to generate a profit from the sale of parallel-import vehicles. As the discounting trend continues, our financial condition, results of operations, and growth prospects have been and will likely continue to be adversely affected.

Availability and demand for our products and services may be adversely impacted by economic conditions and other factors.

Prior to the expansion of our services to facilitate the transportation of other goods between the U.S. and the PRC, we derived almost all of our revenue through the sale of parallel-import vehicles. In particular, we purchase automobiles from the U.S. market via a team of professional purchasing agents, and resell them to our customers, including both U.S. and PRC parallel-import vehicle dealers. The parallel-import vehicle dealership industry is influenced by general economic conditions, the level of personal discretionary spending, interest rates, exchange rates, fuel prices, supply conditions, and consumer transportation preferences. Uncertainty in the economy can negatively impact consumer spending. Global trade challenges that originated from the COVID-19 pandemic may re-emerge and may have long-lasting adverse impacts on us and our industry. For example, pandemic-related issues may exacerbate port congestion and cause intermittent supplier shutdowns and delays. Increased demand for personal electronics has created a shortfall of semiconductor chips, which in turn, has also adversely impacted the production of new vehicles, parts, and other supplies, reducing vehicle inventories in the U.S. market and increasing new vehicle prices as a result. In addition, local economic, competitive, and other conditions in the PRC affect the performance of PRC parallel-import vehicle dealers, who are our customers. Our operations are heavily influenced by the general economic conditions and consumer spending habits in the PRC market into which our vehicles are ultimately exported. See “—Changes in consumer demand in the PRC market towards fuel-efficient vehicles and EVs, or a general declining purchasing power of PRC consumers, are adversely affecting our vehicle sales volumes and our results of operations.”

We are in the relatively competitive parallel-import vehicle dealership industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.

The parallel-import vehicle dealership industry in the U.S. is relatively competitive and rapidly evolving, with many new companies joining the competition in recent years. We compete directly with other companies that sell parallel-import vehicles to the PRC, although most of our competitors are small family businesses that obtain U.S. automobiles through their family members or friends in the U.S. Competition can be increasingly intense and is expected to increase significantly in the future. The increased competition may lead to price reductions for vehicle sales, which may result in reduced margins and a loss of market share for us. We compete with other competitors on the following bases:

•	brand recognition;

•	quality of services;

•	effectiveness of sales and marketing efforts;

•	pricing and discount policies; and

•	hiring and retention of talented staff.

Our competitors may operate with different business models, have different cost structures, and may ultimately prove to be more successful or more adaptable to new regulatory, technological, and other developments. They may in the future achieve greater market acceptance and recognition and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative optimization, or other advantages over those offered by us, our business, results of operations, and financial condition would be negatively affected. Our existing and potential competitors may enjoy competitive advantages over us, such as longer operating history, greater brand recognition, larger client base, and better value-added services such as providing financial services for customers’ vehicle purchases. We may lose clients if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Increasing competition may result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

Changes in consumer demand in the PRC market towards fuel-efficient vehicles and EVs, or a general declining purchasing power of PRC consumers, are adversely affecting our vehicle sales volumes and our results of operations.

As part of business operations, we generate revenue from the sale of luxury vehicles to both U.S. and PRC parallel-import vehicle dealers, who in turn resell those vehicles to end consumers in the PRC. As such, our sales are highly dependent on Chinese consumers’ demand. Volatile fuel prices have affected and may continue to affect the Chinese consumers’ preferences in connection with the sales of our vehicles. With rising fuel prices and changes in economic conditions, consumers are less likely to purchase large, expensive vehicles, such as sport utility vehicles or luxury automobiles, and more likely to purchase smaller, less expensive, and more fuel-efficient vehicles. Lower fuel prices, on the other hand, could have the opposite effect. As of December 31, 2023, all seven models in our inventory were in the luxury automobile brand segment, such as Mercedes GLS450, Land Rover Range Rover, Toyota Sequoia, Ram 1500 TRX, and Lexus LX600. See “Item 1. Business” in the 2023 Annual Report. As such, we could suffer a material adverse effect on our business and results of operations if fuel prices rise sharply. Fuel prices, improvements in electric vehicles, and more electric vehicle options have all contributed to increased consumer demand for fuel-efficient and EVs. As the demand for EVs rises, we may need to adapt by selling more fuel-efficient cars or EVs. In the event that we are unable to meet the consumer demand, our vehicle sales volumes and operating results may be adversely affected. Additionally, as we currently focus on luxury vehicle brands, our operations depend largely on the purchasing power of PRC consumers. The adverse impact of the COVID-19 pandemic and the implementation of restrictive governmental measures intended to control the spread of the virus (such as lockdowns, closures, quarantines, and travel bans), imposed significant challenges on China’s economy, which caused, and may continue to cause, a declining purchasing power of PRC consumers. In the event that the purchasing power of the PRC consumers continues to decline, and if we are unable to find substitute demand for our vehicles, our business, financial condition, and results of operations may be adversely affected.

Beginning in the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced domestically by PRC manufacturers. Luxury import brand dealers have responded to these threats by discounting the sale price of their vehicles, which has significantly challenged our ability to generate a profit from the sale of parallel-import vehicles. Consistent with our strategy to focus only on profitable parallel-import vehicle transactions, our unit sales during the first half of 2024 fell to 14 vehicles, a 92.0% decrease from the first half of 2023. We reported $1.8 million in revenue during the first half of 2024 and a net loss of $1.2 million. These adverse market conditions are continuing into the third quarter of 2024 and we do not anticipate a significant sales rebound during the third quarter. We are unable to predict the point at which a positive spread between the price of vehicles sourced from brand manufacturers’ official distribution systems compared with those sourced via the parallel-import market will return. As a result, our financial condition, results of operations, and growth prospects have been adversely affected.

The PRC government policies on the purchase and ownership of automobiles and stricter emission standards may further reduce the market demand for the automobiles we sell and thus negatively affect our business and growth prospects.

The PRC government policies on automobile purchase and ownership may negatively affect our business and growth prospects because of their influence on our end consumer’s purchasing behavior. For example, to curb urban traffic congestion, certain cities in the PRC, such as Beijing, have adopted urban regulations and ordinances that limit new automobile registrations or restrict automobile use. Specifically, the Beijing municipal government has issued a number of measures effective December 23, 2010 to limit the number of new license plates to be issued each year. These and any future anti-congestion ordinances in China, which is our ultimate market, may restrict the ability of our end consumers to purchase automobiles and in turn reduce customer demand for automobiles.

Furthermore, the PRC government has recently promulgated laws, regulations, and policies to reduce automobile emissions. For example, on July 1, 2020, the PRC government began implementing the “Light Vehicle Pollutant Emission Limits and Measurement Methods (China Phase VI),” also known as the “National VI” emission standards for automobiles (the “National VI Standards”). In comparison to the National V requirements, this standard sets the most stringent emissions limit ever, requiring a 50% reduction in carbon monoxide emissions, total hydrocarbons, and total non-methane hydrocarbon emissions. Due to the implementation of the National VI Standards in 2020, the importation of “National V” light vehicles was banned from July 1, 2020, and the sale of “National V” vehicles was prohibited from January 1, 2021. As the National VI Standards came out, the parallel-import vehicle market suffered a significant decline from July 2020 to June 2021. Due to the non-authorized nature of parallel-import vehicles (that is, parallel-import vehicles are imported into the PRC market for sale through channels other than brand manufacturers’ official distribution systems), dealers of parallel-import vehicles usually could not provide information that only the car manufacturers could provide, and are thus unable to obtain the emission standard verification and the so-called “environmental protection information with the car list,” which are required for the parallel importation of the vehicles. Such policies also substantially reduced the market demand for the types and models of the parallel-import vehicles we sell, which are generally less fuel-efficient. It took a long time for the entire industry to explore new import methods to solve issues on environmental testing, import customs clearance, and other related processes so that parallel-import vehicles could be imported and sold in the PRC market under the requirements of the National VI Standards. Car dealers were able to adopt new import methods and customs clearance procedures for the PRC market in July 2021 and the market reopened (the “Market Reopening”). There is no guarantee that the PRC government will not continue to issue stricter regulations and policies relating to emission standards for automobiles sold in the PRC, which may further substantially reduce the market demand for our products. As a result, our financial condition, results of operations, and growth prospects may be adversely affected.

We facilitate the import of automobiles of foreign brands into the PRC market as parallel-import vehicles, and any adverse change in political relations between the PRC and the U.S. or any other country where those brands originate, including the ongoing trade conflicts between the U.S. and the PRC, may negatively affect our business.

The brands of automobiles we procure include Mercedes, BMW, Porsche, Lexus, Bentley, and Toyota. See “Item 1. Business” in the 2023 Annual Report. These brands originate from different countries outside the PRC, and almost all of our vehicles are purchased from the U.S. market and sold to U.S. and PRC parallel-import vehicle dealers. In the event of any significant deterioration in the PRC’s relations with the U.S. or any other countries from which these brands originate, customers in the PRC may refrain from purchasing some of the brands we sell, or legislation may be enacted that would negatively affect our business interests in the PRC. For example, due to the increased tariffs caused by the ongoing trade conflicts between the U.S. and China, the costs of importing and exporting raw materials for automotive manufacturing and finished automobiles have increased. Consequently, we must raise the prices of our vehicles to cover the increase in costs. Given that we cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the U.S. and China, our supply chain, costs, and profitability may be negatively impacted by the adoption and expansion of trade restrictions, the continuation of the trade conflicts, or other government actions related to tariffs, trade agreements, or related policies. Increasing costs or decreasing availability could slow our growth and negatively affect our financial results and operational metrics.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and in the Middle East and the increasingly strained relationship between the U.S. and China. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the military conflicts between Russia and Ukraine and in the Middle East. Although the length and impact of the ongoing military conflicts is highly unpredictable, the conflicts could lead to continuing market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union, and other countries against Russia. Additional potential sanctions and penalties have also been proposed or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflicts between Russia and Ukraine and in the Middle East to date, it is impossible to predict the extent to which our operations, or those of our suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this reoffer prospectus.

In addition, the U.S.-PRC relationship has recently faced a daunting challenge, contributing to geopolitical instability worldwide. Because our sales to the PRC market represent a significant part of our revenue, our business relies on a stable economic and political relationship between the U.S. and the PRC. However, the tensions between the two countries have intensified since the COVID-19 pandemic, exemplified by the ongoing trade conflicts between U.S. and the PRC, and there is significant uncertainty about the future relationship between the two countries with respect to trade policies, treaties, government regulations, and tariffs. A deteriorating relationship between the U.S. and the PRC, or a prolonged stalemate between them, could materially adversely affect our business, results of operations, and financial condition.

We may be adversely affected by the effects of inflation and a potential recession in the U.S. and by a weakening economy in the PRC.

Inflation has the potential to adversely affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to achieve commensurate increases in the prices we charge our customers. The existence of inflation in the U.S. economy has resulted in, and may continue to result in, higher interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates, and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases. In addition, poor economic and market conditions in the U.S. and the PRC, including a potential recession, may negatively impact market sentiment, decreasing the demand for automobiles, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, our sales to the Chinese market accounted for approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As our sales to PRC customers are denominated in Renminbi (“RMB”) and we procure almost all of our automobile inventory in USD, we face exposure to foreign currency exchange rate fluctuations.

The value of the RMB against the USD may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. In August 2015, the People’s Bank of China (the “PBOC”) changed the way it calculates the mid-point price of the RMB against the USD, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply, as well as changes in major currency rates. In 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. In 2020, RMB appreciated by approximately 6.9% against the U.S. dollar. In 2021, RMB depreciated approximately 2.6% against the U.S. dollar. During the year ended December 31, 2022, RMB rapidly depreciated against the U.S. dollar by approximately 9%. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the USD in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the USD. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the USD in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to hedge our exposure adequately or at all. If the exchange rate between the RMB and USD fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash from the PRC to the U.S., our business, financial condition, and results of operations could be materially adversely affected.

The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to the U.S., we may not be able to receive a substantial portion of our revenue. As a result, our business, financial condition, and results of operations may be adversely affected.

Operational Risks

Our business relies on a few customers that each accounts for more than 10% of our total purchases, and interruption in any of their operations will have an adverse effect on our business, financial condition, and results of operations.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, we derived most of our revenue from a few customers. For the six months ended June 30, 2024, two parallel-import vehicle dealer accounted for 100% of the Company’s revenue from parallel-import vehicles. For the year ended December 31, 2023, our three largest clients accounted for 53.2%, 25.5%, and 20.2% of our total revenue, respectively. For the year ended December 31, 2022, our three largest customers each accounted for 28.4%, 25.7%, and 10.9% of our total revenue, respectively. Pursuant to a typical sales contract entered into between our Company and a PRC customer, we are required to (i) load the designated automobiles on a vessel by the time of shipment specified in the contract at a U.S. port of loading; (ii) facilitate export customs clearance; (iii) provide the PRC customer with information about the designated automobiles, quantity, invoice amount, vessel name, and departure date, and provide a bill of lading, packaging list, commercial invoice, and other necessary documents; and (iv) ensure that the sold automobiles are new, whereas the PRC customer (i) is responsible for import customs clearance and other relevant import issues; (ii) is required to bear all costs and risks once the designated automobiles arrive at the designated port of destination in the PRC; and (iii) is responsible for arranging payment as specified in the contract. Similarly, our U.S. major customers also enter into sales agreements for each automobile sold with us. According to a typical sales agreement entered into between our Company and a U.S. major customer, we will (i) sell the designated automobile to the U.S. major customer for the amount specified in the agreement and certify that all of the information provided therein is true and accurate to the best of our knowledge; (ii) deliver the automobile to the warehouse requested by the U.S. major customer; and (iii) provide the automobile title within three weeks of the completion of the transaction. Meanwhile, the U.S. major customer acknowledges that the automobile described therein is sold “as is” and that there is no guarantee or warranty, expressed or implied, with respect to the sold automobile. We can lose a major customer due to a variety of factors, including our ability to provide a steady supply of parallel-import vehicles. Even though we have a strong record of performance, we cannot guarantee that we will continue to maintain the business cooperation with these major customers at the same level, or at all. If any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with a comparable customer in a timely manner, or at all. Losing one or more of these major customers could adversely affect our revenue and profitability.

We have significantly reduced the number of independent contractors who serve as purchasing agents to acquire automobiles from U.S. dealers, and we may be unable to timely rehire or otherwise obtain a requisite number of such independent contractors should market conditions improve.

We procure our automobiles from U.S. automobile dealers through a team of third-party purchasing agents, who serve as independent contractors. We typically enter into an independent contractor agreement with each agent, where the agent agrees to (i) acquire the automobile identified by our Company and promptly transfer possession of the automobile to us; (ii) diligently execute all documents related to the transfer of title and delivery of the automobile; (iii) deliver the automobile without any physical damage, including all purchasing documents, user manuals, window sticker, keys, spare tires, and interior carpets; and (iv) acknowledge that the automobile is at all times the sole property of our Company insofar as we fulfill our obligation to fund all related costs of purchasing the automobile and to pay/reimburse all fees owed pursuant to the independent contractor agreement. Pursuant to the independent contractor agreement, we are required to pay the purchasing agent a service fee calculated according to an agreed-upon payment structure specified in the agreement, which includes (i) a base fee ranging from $500 to $2,000, depending on the model of the purchased automobile, and (ii) an incentive bonus that amounts to 25% of any further discount achieved by the agent beyond the pre-determined benchmark discount required for the purchased automobile. Such agreement also includes liability exemption clauses providing that the purchasing agent shall not be liable for any fines or lawsuits imposed by dealerships or manufacturers due to export infractions or infringements and we agree to indemnify, defend, and hold harmless the purchasing agent from and against any liability, losses, claims, costs, interests, penalties, expenses, and damages arising from any non-negligent execution of the role as purchasing agents on behalf of our Company. See “Item 1. Business” in the 2023 Annual Report. The purchasing agents are trained by our procurement specialists to negotiate for the best price with the U.S. dealers. While we have implemented a standardized system for recruiting, training, and managing professional purchasing agents, we cannot assure you that we will continue to maintain our cooperation with them at the same level, or at all. Such third-party purchasing agents are subject to their own unique operational and financial risks, which are beyond our control.

Since the second half of 2023, the market for new luxury vehicles in the PRC has been negatively impacted by weak economic conditions and a shift in consumer demand towards EVs, mainly those produced by PRC manufacturers. As part of our shift away from the parallel-import vehicle business due to ongoing weak market conditions in the PRC, we have significantly reduced the number of independent contractors who serve as purchasing agents to acquire automobiles from U.S. dealers. As of June 30, 2024 and December 31, 2023 and 2022, we worked with approximately 36, 389, and 342 purchasing agents, respectively. Should the market conditions in the PRC improve and the demand for parallel-import vehicles recovers, our ability to quickly scale up operations could be constrained by the need to rehire or otherwise engage a sufficient number of qualified purchasing agents. The process of recruiting, vetting, and onboarding new independent contractors can be time-consuming and resource intensive. If we are unable to timely rehire or otherwise obtain the requisite number of purchasing agents, our ability to capitalize on improved market conditions could be delayed or impaired, potentially resulting in missed business opportunities and an inability to generate anticipated revenue from the sale of parallel-import vehicles. This could have a material adverse effect on our business, financial condition, and results of operations.

We launched our financial services in October 2022 and started providing our logistics and warehousing services in February 2024, some or all of which may not succeed, and may adversely affect our business, financial condition, and results of operations.

As an adjunct business opportunity to our parallel-import vehicle business and to broaden and diversify our revenue sources, we launched our financial services in October 2022 and started providing our own logistics and warehousing services in February 2024 after completing the acquisition of Edward. We plan to develop these services initially to support our core business of supplying luxury vehicles to be imported into the PRC, and thereafter to build economies of scale by providing these new services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. However, we have a relatively limited operating history and experience regarding these new services, and we may encounter difficulties as we advance our business operations, such as in marketing, selling, and deploying our financial services, maintaining our logistics and warehousing systems, and keeping pace with new technological trends and advances in the warehouse and logistics management.

The logistics and warehousing industry is highly competitive. We compete against major players in the market that have greater customer bases, volume, scale, resources, and market share than we do. Because convenience and reliability are a major concern for logistics and warehousing services users, customers tend to select a brand with a relatively large market share and proven reputation. In addition, our experience in expanding non-vehicle logistics and warehousing revenue is limited, and our success in these areas will depend on our ability to develop and scale an effective salesforce to market these services to international trading companies in the U.S. and the PRC. Our salesforce will market our services to international trading companies that have existing relationships with other logistics and warehousing companies. As building this salesforce requires significant investment in recruitment, training, and the development of marketing strategies tailored to the needs of a diverse client base, we may incur substantial expenses in accruing, retaining, and expanding our customer base through robust marketing campaigns and promotional activities, and we cannot assure you that these promotional efforts will be effective.

With respect to our financial services, although we need not conduct extensive marketing campaigns to find new customers since we have existing contacts with our peers and PRC parallel import car dealers who are interested in obtaining inventory financing from us, there is no assurance that our financial services will be successful because of our limited experience and operating history in this industry, as well as the substantial risk of delinquent debt. See “—We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” and “—We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all.” We may develop an online platform to facilitate our warehousing services, logistics services, and financial services, enabling us to automate and digitalize key steps of supply chain for our customers. These efforts, however, are costly and time-consuming, and may divert our resources from our parallel-import vehicle business. There can be no guarantee that these efforts will be successful and generate the expected return.

Sales to the PRC market represented approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles for the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, respectively. Any negative impact to our ability to sell our products to our PRC customers could materially and adversely affect our results of operations and financial condition.

To date we have generated a significant portion of our revenue from sales to the PRC market. During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, sales to the PRC market accounted for approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As a result, any unforeseen events or circumstances that negatively impact our ability to sell our products to our PRC customers would materially and adversely affect our results of operations and financial condition. These negative events and circumstances include, but may not be limited to, the following:

•	an economic downturn in China;

•	political instability that could adversely affect our ability to deliver our products to consumers in a timely fashion;

•	changes in laws and regulations, in particular those with little advance notice;

•	a deterioration of relations or disruption of trade with the U.S., such as anti-U.S. campaigns, and the boycott of U.S. products;

•	tariffs and other trade barriers which could make it more expensive for us to deliver our products to consumers; and

•	increases in shipping costs for our products or other service issues with our third-party shippers, such as global availability of shipping containers, and related labor and fuel costs.

We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.

We launched our financial service business (commercial lending business) in October 2022 and completed our first lending transaction in the fourth quarter of 2023. Due to the limited operating history, our future performance may be more susceptible to certain risks than a company with a longer operating history in the commercial lending business. Many of the factors discussed below could adversely affect our business and prospects and future performance, including:

•	our ability to comply with applicable laws, regulations, and rules regarding commercial lending (see “—Legal, Regulatory, and Compliance Risks—We are subject to automotive, commercial lending, logistics and warehousing, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations” and “Item 1. Business—Governmental Regulations” in the 2023 Annual Report);

•	our ability to obtain a license in order to engage in the business of making loans if we are required to obtain such a license in the future (see “Item 1. Business” in the 2023 Annual Report);

•	our ability to maintain sufficient funds for commercial lending (see “—Operational Risks—We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all”);

•	the continued growth and development of the commercial lending industry;

•	our ability to attract and retain long-term, quality customers with good credit and whether they can timely repay their borrowing from us; and

•	our ability to compete effectively with our competitors in the commercial lending industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

We have primarily funded our working capital needs from financing activities historically, and there is no assurance that we will always maintain positive cash flow in the near future or at all.

As of June 30, 2024 and December 31, 2023 and 2022, we had working capital of approximately $12.4 million, $7.5 million, and $2.3 million, respectively. As of the date of this reoffer prospectus, we have funded our working capital needs primarily from financing activities. Specifically, as of June 30, 2024, we had cash of $6.3 million, and we recorded a total of approximately $0.6 million loans payable from revolving lines of credit.

Given that our business typically requires significant amounts of working capital to support our logistics and warehousing services and the provision of commercial lending, there is no assurance that we will always maintain positive cash flow in the near future or at all, as we expect to continually expand these two lines of businesses. Failure to maintain positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability.

The COVID-19 pandemic adversely impacted our business, results of operations, and cash flows in 2022.

From 2019 to 2022, the COVID-19 pandemic resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. The possibility of future recurrences of the COVID-19 pandemic or similar events may prompt governments across the world to implement similar actions. Such governmental actions, together with the development of the COVID-19 pandemic, could materially disrupt our business and operations, slow down the overall economy, curtail consumer spending, and make it difficult to adequately staff our operations.

Our operations were affected by the COVID-19 pandemic in 2022. First, the COVID-19 pandemic restricted our purchasing agents in the United States from freely purchasing designated automobiles at U.S. automobile dealerships, either due to the short supply of vehicles, store closings, or limited opening hours. Second, the COVID-19 pandemic adversely affected the market demand for our products. Specifically, people’s lifestyles have substantially changed during the COVID-19 pandemic. Due to the implementation of significant governmental measures in the PRC intended to control the spread of the virus, parallel-import vehicle consumers are less willing to spend, and their purchasing power has declined. Consequently, the market demand for luxury cars, which make up the vast majority of our inventory due to their high margin per vehicle, has decreased dramatically. As of the date of this reoffer prospectus, the spread of COVID-19 has been under control, for the year ended December 31, 2023 and during the six months ended June 30, 2024, the COVID-19 pandemic did not have a material impact on our financial positions and operating results.

Our business and results of operations may be harmed by the misconduct of authorized employees or third-party purchasing agents that have access to assets of our Company such as inventory, bank accounts, credit cards, and confidential information.

During the course of our business operations, some of our employees have access to certain valuable assets of our Company, such as automobile inventory, bank accounts, and confidential information. In the event of misconduct by such authorized employees, our Company could suffer significant losses. Employee misconduct may include misappropriating automobile inventory or bank accounts, falsifying inventory records or bank accounts, improper use or disclosure of confidential information to the public or our competitors, and failure to comply with our code of conduct or other policies or with federal or state laws or regulations regarding the use and safeguarding of classified or other protected information, import-export controls, and any other applicable laws or regulations. Third-party purchasing agent misconduct may include misappropriating automobile inventory or Company-issued credits cards, improper use or disclosure of confidential information to the public or our competitors, and failure to transfer the title of the purchased automobiles to our Company as required by the independent contractor agreement entered into between independent purchasing agents and our Company. See Note 18 of “Item 15. Exhibit and Financial Statement Schedules” in the 2023 Annual Report. Although we have implemented policies, procedures, and controls to prevent and detect these activities, these precautions may not prevent all intentional or negligent misconduct, and as a result, we could face unknown risks or losses. For example, a purchasing agent usually pays the deposit to automobile dealers using a Company-issued credit card. See “Item 1. Business” in the 2023 Annual Report. Although we have taken precautionary measures such as requesting each purchasing agent to sign a corporate card usage agreement to restrict the use of Company credit cards, an agent may violate the agreement and use the credit card for his or her own purposes, resulting in loss or damage to our Company. Furthermore, such unethical, unprofessional, or even criminal behavior by employees or agents could damage our reputation, result in fines, penalties, restitution, or other damages, and lead to the loss of current and future customers, all of which would adversely affect our business, financial condition, and results of operations.

Our insurance does not fully cover all of our operational risks, and changes in the cost of insurance or the availability of insurance could materially increase our insurance costs or result in a decrease in our insurance coverage.

We currently have insurance on our real property, comprehensive coverage for our vehicle inventory, general liability insurance, workers compensation, and employer liability insurance. In certain instances, our insurance may not fully cover an insured loss depending on the magnitude and nature of the claim. Additionally, changes in the cost of insurance or the availability of insurance in the future could substantially increase our costs to maintain our current level of coverage or could cause us to reduce our insurance coverage and increase the portion of our risks that we self-insure.

Any negative publicity about us, our products and services, and our management may materially and adversely affect our reputation and business.

We may from time to time receive negative publicity about us, our management, or our business. Certain of such negative publicity may be the result of malicious harassment or unfair competitive acts by third parties. We may even be subject to government or regulatory investigations as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and confidence of our customers can also arise for other reasons, including misconduct of our employees or any third-party business partners with whom we conduct business, including purchasing agents and logistics service providers. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers, industry partners, and other business partnerships.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, adversely impact our reputation, and harm our business.

Cybersecurity threats and incidents directed at us could range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures aimed at disrupting business or gathering personal data of customers. In the ordinary course of our business, we collect and store business information about our customers such as their names, addresses, and business licenses in Google Drive, a file storage platform developed by Google. The systems of third-party providers, such as Google, may experience material interruptions or failures due to a variety of events beyond our control. See “—We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.”

In addition, our business is reliant on the uninterrupted functioning of our Office Automation System, an information technology system we use to track our order status and monitor our business workflow (the “OA System”). The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and tracking of automobile and other good orders. Although we employ measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including potentially sensitive personal information of our customers) and the disruption of business operations. Any such compromises to our security could cause harm to our reputation, which could cause customers to lose trust and confidence in us or could cause purchasing agents to stop working for us. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the services we provide to our customers, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), which in turn could have a material adverse effect on our competitiveness and results of operations.

Our business, financial condition, and reputation may be substantially harmed by security breaches, interruptions, delays, and failures in our systems and operations.

With our OA System, we follow up on our business workflow and track the status of all orders. The performance and reliability of our systems and operations are critical to our business. Our systems and operations are vulnerable to security breaches, interruption, or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fires, floods, power outages, telecommunication failures, break-ins, sabotage, computer viruses, and intentional acts of vandalism. Security breaches, interruptions, delays, or failures in our systems or operations can lead to lower quality service, increased costs, litigation and other consumer claims, and damage our reputation, all of which could have a significant impact on our financial condition and operating results.

Our business and financial condition may be substantially harmed by inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing.

Before we started our logistics and warehousing services, vehicles in our inventory comprise a large share of our total assets. As of June 30, 2024 and December 31, 2023, the value of our overall inventory amounted to approximately nil and $1.5 million, respectively. Additionally, we also stored in our warehouses a number of common products shipped for our customers and automobiles owned by our customers for our financial services in the form of inventory financing. See “Item 1. Business” in the 2023 Annual Report. If we maintain a large inventory, we bear the risk of damage and loss before delivering common products or sold automobiles to the warehouse designated by our customers or to the port for the shipping of common products or the automobiles to our customers. Despite our efforts to increase control by renting more secure warehouses space and hiring more qualified drivers for transportation, we remain subject to inventory losses caused by theft, vandalism, or accidents during transportation and/or warehousing. In addition, force majeure events such as flooding, fires, or hail may affect a large number of products held in stock. Such events may cause us to incur large damages, deprive us of a significant portion of the inventory, and reduce customer satisfaction if it leads to our failure to deliver common products or sold automobiles. If any of the foregoing occurs, our business, financial condition, and results of operations may be adversely affected.

We may experience operational system failures or interruptions that could materially harm our ability to conduct our operations.

We rely on the capacity, reliability, and security of third-party systems and software to support our operations. For example, we employ Google Drive to process, transmit, and store critical information. The systems of third-party providers may experience material interruptions or failures due to a variety of events beyond our control, including but not limited to, natural disasters, telecommunications failures, employee or customer error or misuse, targeted attacks, unauthorized access, fraud, computer viruses, denial of service attacks, terrorism, firewall or encryption failures, and other security problems. If any of the systems do not operate properly, are compromised, or are disabled, we could suffer adverse impact on our operations.

If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

We launched our financial services in October 2022 and also started providing our own logistics and warehousing services in February 2024 after completing the acquisition of Edward. See “Item 1. Business” in the 2023 Annual Report. We plan to develop these services initially to support our core business of importing luxury vehicles into the PRC, and thereafter to build economies of scale by providing these services to small- and medium-sized companies exporting vehicles from the U.S. or those engaged in the import or export of other products between the U.S. and the PRC or other destinations around the world. This expansion increases the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. In the event that our new hires fail to perform as expected, or if we fail to hire, train, manage, and integrate new employees, our business, financial condition, and results of operations may be materially adversely affected. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

•	we face challenges in ensuring the productivity of a large employee base and recruiting, training, and retaining highly skilled personnel, including areas of procurement, sales and marketing, and information technology for our growing operations;

•	we face challenges in responding to evolving industry standards and government regulation that impact our business, the logistics and warehousing industry, and the parallel-import vehicle dealership industry in general;

•	we may have limited experience for certain new services including financial services and logistics and warehousing services, and our expansion into these new services may not be profitable;

•	the technological or operational challenges may arise from the new services;

•	the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

•	the successful execution of our strategies is subject to factors beyond our control, such as general market conditions, and economic and political developments in the U.S. and globally.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by our Company as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success depends, to a large extent, on the efforts of our key personnel, including Huan Liu, our founder and Chief Executive Officer, our other executive officers, senior management, and other key employees who have valuable experience, knowledge, and connections in cross-border trade as well as the automobile dealership industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our financial condition, operating results, and business prospects.

Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.

The successful operation of our business depends on our ability to attract, motivate, and retain a sufficient number of skilled employees. From time to time, there may be a shortage of skilled labor in the logistics and warehousing industry in which we operate. As of June 30, 2024, we had 14 full-time employees, including five foreign employees who currently do not have permanent work permits in the U.S. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. In this case, if we are unable to recruit and retain sufficiently qualified individuals, our business, results of operations, financial condition, and growth prospects could be materially and adversely affected.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that are complementary to our logistics and warehousing business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from our integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on our ability to manage our business, revenue, and net income. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by our Company, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to our stockholders.

Legal, Regulatory, and Compliance Risks

We are subject to automotive, commercial lending, logistics and warehousing, and other laws and regulations in the U.S., which, if we are found to have violated, may adversely affect our business and results of operations.

A number of U.S. federal and state laws and regulations applicable to automotive companies affect our business and conduct, including, but not limited to, our sales, operations, financing, insurance, and employment practices. The regulatory bodies that regulate our business include the Federal Maritime Commission, the Consumer Financial Protection Bureau, the Federal Trade Commission, the United States Department of Transportation, the Occupational Safety and Health Administration, the Department of Justice, the Federal Communications Commission, various state dealer licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. For example, the Federal Trade Commission has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products and the collection, storage, and use of consumer personal information. Currently, we have a dealer license in North Carolina under Allen-Boy International LLC, which allows us to sell vehicles nationwide and export them worldwide. As we expand to other states, we may be subject to applicable vehicle dealer licensing laws in those states. In addition, the exportation aspect of our business is subject to the Code of Federal Regulation’s requirements for exportation under 19 CFR § 192.2 and the inspection of Customs. See “Item 1. Business” in the 2023 Annual Report. Furthermore, we are affected by federal and state laws and regulations that apply to commercial lending. In particular, our loans are governed by New York law. Under Article 9 of the New York Banking Law, a person or entity is required to obtain a license in order to engage in the business of making loans in the principal amount of $50,000 or less for business and commercial loans with an interest rate of over 16% per year. As the business and commercial loans in our financial services do not have a principal of $50,000 or less with an interest rate of over 16% per year, we are currently not required to obtain such a license. See “Item 1. Business” in the 2023 Annual Report and “—Operational Risks—We are subject to various risks associated with the commercial lending business due to our limited operating history of our newly launched financial services, and it is difficult to accurately forecast the future operating results and evaluate the business prospects of our financial service business.” Moreover, the Federal Maritime Commission issues licenses to qualified ocean transportation intermediaries (“OTIs”) in the U.S. and requires that all OTIs be bonded or provide other proof of financial responsibility. Edward, a subsidiary of our Company, is currently the holder of an OTI license and is authorized to conduct business as a non-vessel-operating common carrier services, facilitating the transportation of cargo by water via common carriers between the U.S., its territories or possessions, and foreign countries. As we develop our logistics and warehousing services, Edward is required to renew this license every three years. Moreover, we may also be subject to laws and regulations involving taxes, tariffs, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, and information-reporting requirements, as well as privacy laws, anti-money laundering laws, and federal and state wage-hour, anti-discrimination, and other employment practices laws. For example, under the Immigration and Nationality Act, a foreign national is eligible for employment authorization in the U.S. only with an employment-related green card (permanent residency), an exchange visitor work and study visa, or a temporary (non-immigrant) worker visa, such as an H-1B visa. In particular, the H-1B visa is a nonimmigrant work visa that allows U.S. employers to hire foreign workers for specialty jobs that require a bachelor’s degree or equivalent. H-1B status can be granted initially for up to three years, and can be extended for another three years. H-1B holders who reach that six-year maximum must leave the U.S. and remain outside for at least one year before being eligible for a new six years of H-1B. As of June 30, 2024, we had 14 full-time employees, including five foreign employees who do not have permanent work permits in the U.S. and currently work under H-1B visas or student visas. In the event that some of our employees’ temporary work permits expire, we may face increased turnover rates and labor shortages, which could result in higher labor costs. See “—Operational Risks—Our ongoing operations and growth may be affected by the high percentage of foreign employees who do not have permanent work permits in the U.S., which may increase our turnover ratio.” We are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. See “Item 1. Business” in the 2023 Annual Report. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties, the imposition of investigatory remedial obligations or the issuance of injunctions limiting or prohibiting our operations.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with which we conduct business, including purchasing agents, logistics service providers, and our customers may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third parties have violated any regulatory requirements or infringed or will infringe on any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations, and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders such as vehicle suppliers and consumers, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, which could in turn disrupt our usual course of business and result in material negative impact on our business operations, results of operation and financial condition.

Third parties may claim that we infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how, or other intellectual property rights that are infringed by our products and services. There could also be existing intellectual property of which we are not aware that our products and services may inadvertently infringe.

If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how, or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis. Such claims, even if they do not result in liability, may harm our reputation. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause our Company to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against our Company could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

We may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm our reputation and cause them to lose market share and customers.

We may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure on our business, operations, and staff compensation. We may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous or otherwise, to regulatory agencies, media, or other organizations. We may be subject to government or regulatory investigation or other proceedings as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that we will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against our Company, may be posted on the Internet, including social media platforms by anyone on an anonymous basis. Any negative publicity on our Company or our management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to our Company, and it may harm our reputation, business, or prospects. The harm may be immediate without affording us an opportunity for redress or correction. Our reputation may be negatively affected as a result of the public dissemination of negative and potentially false information about our business and operations, which in turn may cause us to lose market shares and customers.

As we generate a substantial portion of our revenue from customers doing business in the PRC market, we are subject to significant regulatory risks arising from the legal system in the PRC, which can change quickly with little advance notice.

During the six months ended June 30, 2024 and the years ended December 31, 2023 and 2022, our direct sales to the PRC market accounted for approximately 87.7%, 78.7%, and 93.1% of our revenue from parallel-import vehicles, respectively. As we generate a substantial portion of our revenue from customers doing business in the PRC market, we are subject to significant regulatory risks arising from the legal system in the PRC, which could cause the value of our securities to significantly decline or become worthless.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to foreign companies selling to customers in the PRC. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights related to selling parallel-import vehicles or providing logistics services to PRC customers. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. We cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles or providing logistics services to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. If the PRC government were to adopt similar regulatory actions on the parallel-import vehicle industry or international trade in China, it could result in material changes in our PRC customers’ operations. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue selling parallel-import vehicles or providing logistics services to PRC customers.

Further, the PRC government has significant oversight and discretion over every sector of the Chinese economy, and may intervene or influence our PRC customers’ operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could adversely affect our ability to sell parallel-import vehicles or providing logistics services to our PRC customers and/or the value of our Class A common stock. The PRC government has recently published new policies that significantly affected certain industries, such as the education and Internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the parallel-import vehicle industry or international trade that could adversely affect our business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas, such as environmental protection or corporate social responsibilities, our PRC customers may, directly or indirectly, incur increased compliance costs or become subject to additional restrictions in their operations, which could adversely affect our ability to sell parallel-import vehicles or providing logistics services to PRC customers. In addition, we cannot predict the effects of future developments in the PRC legal system on our ability to sell parallel-import vehicles or providing logistics services to PRC customers, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof.

Trading Risks

The price of our Class A common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent public offerings, especially among those with relatively smaller public floats. As a small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A common stock.

In addition, if the trading volumes of our Class A common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A common stock. This low volume of trades could also cause the price of our Class A common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A common stock. As a result of this volatility, investors may experience losses on their investment in our Class A common stock. A decline in the market price of our Class A common stock also could adversely affect our ability to issue additional shares of Class A common stock or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A common stock will develop or be sustained. If an active market does not develop, holders of our Class A common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

A possible “short squeeze” due to a sudden increase in demand of our Class A common stock that largely exceeds supply may lead to further price volatility in our Class A common stock.

Investors may purchase our Class A common stock to hedge existing exposure in our Class A common stock or to speculate on the price of our Class A common stock. Speculation on the price of our Class A common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class A common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Class A common stock for delivery to lenders of our Class A common stock. Those repurchases may, in turn, dramatically increase the price of our Class A common stock until investors with short exposure are able to purchase additional Class A common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Company and once investors purchase the shares of Class A common stock necessary to cover their short position the price of our Class A common stock may decline.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our Class A common stock or other securities convertible into or exchangeable for shares of our Class A common stock. We cannot assure you that we will be able to sell shares of our Class A common stock or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in the offering under this reoffer prospectus.

If we fail to maintain an effective system of internal controls, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A common stock may be materially and adversely affected.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on 10-K beginning with our annual report for the year ending December 31, 2024. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management has concluded that our internal controls and procedures were effective at the reasonable assurance level as of June 30, 2024.

Although our management concluded that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We may not be able to maintain the listing of our Class A common stock on the Nasdaq Capital Market.

Our Class A common stock is listed on the Nasdaq Capital Market. There can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. On July 11, 2024, we received a letter from the Listing Qualifications Department of Nasdaq notifying us that for the last 30 consecutive business days the closing bid price for our Class A common stock was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (collectively, the “Notice”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we are provided a compliance period of 180 calendar days from the date of the Notice, or until January 7, 2025, to regain compliance with the minimum closing bid price requirement. If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our Class A common stock may cease to trade on the Nasdaq Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient and that provide less liquidity in the shares than the Nasdaq Capital Market.

Substantial future sales of our Class A common stock or the anticipation of future sales of our Class A common stock in the public market could cause the price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public market or the perception that such sales could occur, could cause the market price of our Class A common stock to decline. An aggregate of 30,627,992 shares of Class A common stock are outstanding as of the date of this reoffer prospectus. Sales of these shares into the market could cause the market price of our Class A common stock to decline.

The dual class structure of our common stock has the effect of concentrating voting control with our Chief Executive Officer, and his interests may not be aligned with the interests of our other stockholders.

We have a dual-class voting structure consisting of Class A and Class B common stock. Under this structure, holders of Class A common stock are entitled to one vote per share of Class A common stock, and holders of Class B common stock are entitled to 15 votes per share of Class B common stock, which may cause the holders of Class B common stock to have an unbalanced, higher concentration of voting power. As of the date of this reoffer prospectus, Mr. Huan Liu, our Chief Executive Officer and the sole stockholder of Class B common stock, beneficially owns 8,250,000 shares, or 100%, of our issued Class B common stock, representing approximately 80.16% of the voting rights in our Company. As a result, until such time as his voting power is below 50%, Mr. Huan Liu as the controlling stockholder has substantial influence over our business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. He may take actions that are not in the best interests of us or our other stockholders. These corporate actions may be taken even if they are opposed by our other stockholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that stockholders may consider favorable, including ones in which stockholders might otherwise receive a premium for their shares. Future issuances of shares of Class B common stock may also be dilutive to the holders of Class A common stock. As a result, the market price of our Class A common stock could be adversely affected.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A common stock, the price of our Class A common stock and trading volume could decline.

Any trading market for our Class A common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A common stock would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A common stock and the trading volume to decline.

Anti-takeover provisions in our third amended and restated articles of incorporation and our bylaws may discourage, delay, or prevent a change in control.

Some provisions of our third amended and restated articles of incorporation, which became effective on July 8, 2024, and our bylaws, which became effective on July 28, 2022, may discourage, delay, or prevent a change in control of our Company or management that stockholders may consider favorable, including, among other things, the following:

•	provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our stockholders; and

•	provisions that restrict the ability of our stockholders to call meetings and to propose special matters for consideration at stockholder meetings.

Since we are deemed a “controlled company” within the meaning of the Nasdaq listing rules, we are allowed to follow certain exemptions from certain corporate governance requirements that could adversely affect our public stockholders.

As of the date of this reoffer prospectus, our largest stockholder, Mr. Huan Liu, holds and will continue to hold, directly or indirectly, more than a majority of the voting power of our outstanding common stock shares and will be able to determine all matters requiring approval by our stockholders. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even though we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until December 31, 2028, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to our registration statement on form S-1 (file No. 333-271185), although we will lose that status sooner if our revenue exceeds $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, or (ii) our annual revenue is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of the shares of Class A common stock by the Selling Stockholders. We have agreed to pay all expenses relating to registering the shares of Class A common stock covered by this reoffer prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the shares of Class A common stock covered hereby.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the shares of Class A common stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because the Selling Stockholder who offer and sell shares of Class A common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Class A common stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by each Selling Stockholder as of the date of this reoffer prospectus, and (ii) the number of shares of Class A common stock to be issued to each Selling Stockholder under the Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this reoffer prospectus; (c) the number of shares of Class A common stock that each Selling Stockholder may offer for sale from time to time pursuant to this reoffer prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Class A common stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this reoffer prospectus, assuming no other change in ownership of shares of Class A common stock by such Selling Stockholder after the date of this reoffer prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The address for each Selling Stockholder listed in the table below is 6201 Fairview Road, Suite 225, Charlotte, North Carolina 28210.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of the date of this reoffer prospectus. Class B common stock is convertible into Class A common stock on a one-for-one basis. Ownership of Class B common stock is therefore deemed to be beneficial ownership of Class A common stock under SEC regulations. Unless otherwise indicated, for purposes of the presentation of ownership of Class A common stock in this table, it has been assumed that each person listed therein as holding Class B common stock has converted into Class A common stock all shares of Class B common stock of which that person is deemed the beneficial owner. Thus, all shares of Class B common stock held by the reporting parties have been included in the calculation of the total amount of Class A common stock owned by each such person as well as in the calculation of the total amount of Class B common stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholders	Principal Position with the Company(1)	Shares of Class A Common Stock Beneficially Owned Prior to Resale(2)(6)			Number of Shares of Class A Common Stock Offered for	Shares of Class A Common Stock Beneficially Owned After Resale(6)
		Number		Percent	Resale	Number	Percent
Huan Liu	Chief Executive Officer, Chairman, and Director	9,485,000	(3)	23.65%	735,000	8,750,000	21.81%
Xianggeng Huang	Director	2,550,000	(4)	8.24%	300,000	2,250,000	7.27%
Walter Folker	Vice President of Procurement	15,000	(5)	*	15,000	—	—

*	Indicates less than 1%

(1)	All positions described are with the Company, unless otherwise indicated.

(2)	The number of shares of Class A common stock owned prior to resale by each Selling Stockholder includes (i) shares of Class A common stock held by the Selling Stockholder, (ii) shares of Class A common stock to be issued to such Selling Stockholder under the Plan that are being registered pursuant to this reoffer prospectus for resale, and (iii) shares of Class B common stock held by the Selling Stockholder or to be issued to such Selling Stockholder under the Plan that are convertible into shares of Class A common stock on a one-for-one basis. Some of these shares may have been sold prior to the date of this reoffer prospectus.

(3)	Includes (i) 735,000 shares of Class A common stock to be issued to Huan Liu pursuant to the Plan, (ii) 500,000 shares of Class B common stock to be issued to Huan Liu pursuant to the Plan, which shares are convertible into shares of Class A Common Stock on a one-for-one basis; and (iii) 8,250,000 shares of Class B common stock indirectly held by Huan Liu through FAIRVIEW EASTERN INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands company 100% owned by Huan Liu, which shares are convertible into shares of Class A Common Stock on a one-for-one basis.

(4)	Includes (i) 2,250,000 shares of Class A common stock held by Xianggeng Huang, and (ii) 300,000 shares of Class A common stock to be issued to Mr. Huang pursuant to the Plan.

(5)	Includes 15,000 shares of Class A common stock to be issued to Walter Folker pursuant to the Plan.

(6)	Percentage is computed with reference to 30,627,992 shares of Class A common stock issued as of September 13, 2024 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under this reoffer prospectus.

The Company may supplement this reoffer prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “Selling Stockholder” means and includes:

•	the persons identified in the table above as the Selling Stockholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to acquire shares of Class A common stock under the Plan; and

•	any of the donees, pledgees, distributees, transferees, or other successors in interest of those persons referenced above who may: (a) receive any of the shares of Class A common stock offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The shares of Class A common stock offered by this reoffer prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents, or other intermediaries. The Selling Stockholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the shares of Class A common stock offered hereby. The distribution of the shares of Class A common stock by the Selling Stockholders may be effected: in one or more transactions that may take place on the Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers, or underwriters acting as principals who may resell these shares on the Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our shares of Class A common stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of our shares of Class A common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our shares of Class A common stock. The broker-dealer may then resell or otherwise transfer such shares of Class A common stock pursuant to this reoffer prospectus.

The Selling Stockholders also may lend or pledge our shares of Class A common stock to a broker-dealer. The broker-dealer may sell the shares of Class A common stock so lent, or upon a default, the broker-dealer may sell the pledged shares of Class A common stock pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Class A common stock by the Selling Stockholders.

Although the shares of Class A common stock covered by this reoffer prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers, or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of the shares of Class A common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of Class A common stock offered hereby may not simultaneously engage in market making activities with respect to the shares of Class A common stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue-sky laws and regulations, if applicable, the shares of Class A common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares of Class A common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Class A common stock offered hereby. The Selling Stockholders, however, will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Class A common stock offered pursuant to this reoffer prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

MATERIAL CHANGES

Except as otherwise described in the 2023 Annual Report, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed under the Exchange Act and incorporated by reference herein, and as disclosed in this reoffer prospectus or the applicable prospectus supplement, no reportable material changes have occurred since December 31, 2023.

LEGAL MATTERS

The validity of the Class A common stock offered in this reoffer prospectus and certain other legal matters as to North Carolina law will be passed upon for us by Maynard Nexsen, PC, our counsel as to North Carolina law. We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities law.

EXPERTS

Assentsure PAC, our independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2023, as set forth in their report. The office of Assentsure PAC is located at 180B Bencoolen Street, #03-01 The Bencoolen, Singapore 189648. Marcum Asia CPAs LLP, an independent registered public accounting firm (“Marcum Asia”), has audited our financial statements for the year ended December 31, 2022, as set forth in their report. The office of Marcum Asia is located at Seven Penn Plaza, Suite 830, New York, NY 10001. We incorporated our financial statements by reference herein in reliance on Assentsure PAC’s and Marcum Asia’s reports, incorporated by reference herein, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of Class A common stock offered by the Selling Stockholders pursuant to this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the shares of Class A common stock covered by this reoffer prospectus, we refer you to the registration statement and the exhibits thereto. Statements contained in or incorporated by reference in this reoffer prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information, when filed, will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://cheetah-net.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website does not constitute part of this reoffer prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

THIS REOFFER PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS REOFFER PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS REOFFER PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS REOFFER PROSPECTUS.

We incorporate information into this reoffer prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this reoffer prospectus and prior to the termination of the offering under this reoffer prospectus:

●	our 2023 Annual Report, filed with the SEC on March 18, 2024;

●	our March 2024 Quarterly Report and June 2024 Quarterly Report, filed with the SEC on May 13, 2024 and August 13, 2024, respectively;

●	our Current Reports on Form 8-K filed with the SEC on August 28, 2024, August 13, 2024, July 26, 2024, July 25, 2024, July 12, 2024, July 8, 2024, May 15, 2024, April 29, 2024, February 7, 2024, and January 30, 2024;

●	the information in our proxy statement filed on August 20, 2024 and April 23, 2024;

●	the description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on July 26, 2023, including any amendment or report filed for the purpose of updating such description.

Nothing in this reoffer prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this reoffer prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this reoffer prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (704) 826-7280 or by writing to us at the following address:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280

ir@cheetah-net.com

These filings and reports can also be found on our website, located at https://investors.cheetah-net.com/financial-information/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this reoffer prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

1,050,000 shares of Class A Common Stock

Cheetah Net Supply Chain Service Inc.

REOFFER PROSPECTUS

September 16, 2024

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate information into this reoffer prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this reoffer prospectus and prior to the termination of the offering under this reoffer prospectus:

●	our 2023 Annual Report, filed with the SEC on March 18, 2024;

●	our March 2024 Quarterly Report and June 2024 Quarterly Report, filed with the SEC on May 13, 2024 and August 13, 2024, respectively;

●	our Current Reports on Form 8-K filed with the SEC on August 28, 2024, August 13, 2024, July 26, 2024, July 25, 2024, July 12, 2024, July 8, 2024, May 15, 2024, April 29, 2024, February 7, 2024, and January 30, 2024;

●	the information in our proxy statement filed on August 20, 2024 and April 23, 2024;

●	the description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on July 26, 2023, including any amendment or report filed for the purpose of updating such description.

Nothing in this reoffer prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this reoffer prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this reoffer prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (704) 826-7280 or by writing to us at the following address:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280

ir@cheetah-net.com

These filings and reports can also be found on our website, located at https://investors.cheetah-net.com/financial-information/sec-filings. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this reoffer prospectus or the registration statement of which it forms a part. You should not rely on any information on our website in making your decision to purchase our securities.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees, or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee, or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, employee, or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee, or agent (i) conducted himself or herself in good faith, (ii) reasonably believed (a) that any action taken in his or her official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his or her conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the stockholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees, or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The bylaws of the Company provide for indemnification to the fullest extent permitted by law for persons who serve as a director, officer, employee, or agent of the Company or at the request of the Company serve as a director, officer, employee or agent for any other corporation, partnership, joint venture, trust, or other enterprise, or as a trustee or administrator under an employee benefit plan. Accordingly, the Company may indemnify its directors, officers, employees, or agents in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director, officer, employee, or agent who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director, officer, employee, or agent was a party. Unless prohibited by the articles of incorporation, a director, officer, employee, or agent also may make application and obtain court-ordered indemnification if the court determines that such director, officer, employee or agent is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. The Company has purchased a directors’ and officers’ liability policy, which, subject to certain limitations, indemnifies the Company and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article Eight of the Third Amended and Restated Articles of Incorporation of the Company limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of the Company or otherwise, provided that such limitation will not apply to (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii)  acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Company, (iv) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (v) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her service as a director, officer, employee, independent contractor, attorney, or consultant of the Company).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit	Description
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1 (File No. 333-280743), filed with the SEC on July 10, 2024)
5.1*	Opinion of Maynard Nexsen, PC
10.1	Cheetah Net Supply Chain Service Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K (File No. 001-41761), filed with the U.S. Securities and Exchange Commission on July 8, 2024)
23.1*	Consent of Marcum Asia CPAs LLP
23.2*	Consent of Assentsure PAC
23.3*	Consent of Maynard Nexsen, PC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereof)
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 16, 2024.

Cheetah Net Supply Chain Service Inc.

By:	/s/ Huan Liu
Huan Liu
Chief Executive Officer, Interim Chief Financial Officer, Director, and Chairman of the Board of Directors
(Principal Executive Officer and Principal Accounting and Financial Officer)

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Huan Liu, individually, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Huan Liu	Chief Executive Officer, Interim Chief Financial Officer, Director, and Chairman of the Board of Directors	September 16, 2024
Name: Huan Liu	(Principal Executive Officer and Principal Accounting and Financial Officer)

/s/ Xianggeng Huang	Director	September 16, 2024
Name: Xianggeng Huang

/s/ Huiping (Catherine) Chen	Independent Director	September 16, 2024
Name: Huiping (Catherine) Chen